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                                                  ISSUER FREE WRITING PROSPECTUS
                  (SUPPLEMENTING PRELIMINARY PROSPECTUS DATED NOVEMBER 22, 2005)
                                                      FILED PURSUANT TO RULE 433
                                           REGISTRATION STATEMENT NO. 333-126944

DEAR ASSOCIATE:

Thank you for completing the indication forms for the DIRECTED SHARE PROGRAM. This program is being managed by Lehman Brothers. As a reminder, this program allows associates the opportunity to purchase shares of company stock at the IPO price (currently estimated to be between $14 - $16 per share). As you already know, employees who participate in this program cannot sell their shares for at least 180 days. You will need to be prepared to purchase the shares indicated by the MIDDLE OF NEXT WEEK and you will receive a notification directly from Lehman with specific information about your purchase. Please note that Lehman may attempt to contact you Monday evening regarding your purchase, so please make every attempt to be available at the contact information you provided Lehman.

If you determine that you no longer want to participate in this program or if you were under the impression that you were enrolling in the EMPLOYEE STOCK PURCHASE PLAN (ESPP), please notify Katherine Nedelkoff of Lehman Brothers that you want to cancel at this time. You must cancel your order by calling her at 212-526-7868. Please do NOT send your notification to her by email. She will then cancel your order.

Please note that if you were under the impression that you were indicating interest in participating the Employee Stock Purchase Plan (ESPP) you will receive enrollment information in January. The ESPP will be managed by DealerTrack. AS A REMINDER THE EMPLOYEE STOCK PURCHASE PLAN (ESPP) provides you with the opportunity to purchase stock through payroll deductions. More information will be available on this program over the next few weeks.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-524-4462.